Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. ANNOUNCES SALE OF

JACKSON & PERKINS®

MEDFORD, Oregon, April 2, 2007 – Harry & David Holdings, Inc. announced today that Harry & David Operations Corp. (the “Company”) and its Jackson & Perkins Operations subsidiary have agreed to sell the Jackson & Perkins business to two unaffiliated buyers for an aggregate of $49 million, $46 million of which is payable in cash at closing. The purchase price is subject to a customary post-closing working capital adjustment. The transaction includes the sale of the direct marketing and wholesale business, the Jackson & Perkins® brand, catalog, e-commerce website and associated inventory, including its premium rose plants, horticultural products and home and garden décor, as well as its direct marketing and wholesale customer lists and relationships to an investment group led by Donald and Glenda Hachenberger and the sale of approximately 3,200 acres in Wasco, California, and associated buildings and equipment to a private investment group in California. The Company has agreed to provide certain transitional services, including agricultural and horticultural services through the end of June 2007, certain wholesale operational services during 2007, and certain direct marketing operational services and rose fulfillment through the end of June 2008.

These divestitures are expected to result in a modest gain for the fiscal year ending June 30, 2007.

Jackson & Perkins was founded in 1872 and is the nation’s largest marketer of premium rose plants, grown on approximately 3,200 acres and harvesting over six million rose plants annually. Jackson & Perkins generated net sales of approximately $74.0 million over the past twelve months.

“The decision to divest Jackson & Perkins was made only after careful consideration of its strategic fit with our core gift and gourmet food businesses,” said Bill Williams, President and Chief Executive Officer. “Having determined that it did not fit with our long-term goals, we are pleased that this divestiture will allow us to focus on our core businesses and further strengthen our financial position.”

Both transactions are subject to customary conditions, including confirmatory due diligence by the land buyer, and are expected to close in the Company’s fourth fiscal quarter ending June 30, 2007. The sale of the

Wasco, California, real property is subject to the completion of the sale of the direct marketing and wholesale business.

Harry & David Holdings, Inc. was advised in these transactions by WR Hambrecht + Co.

Forward-Looking Statements

Certain of the statements herein, including consummation of the transactions, the expected impact of the divestitures on our financial results and our ability to realize the expected benefits thereof, constitute “forward-looking statements” within the meaning of the federal securities laws. The impact of these divestitures on our financial position and results of operations is subject to a number of factors that may cause our actual results, levels of activity or achievements to be materially different from those expressed or implied by any forward-looking statements herein. These factors include, but are not limited to, risks relating to market demand for the Company’s products, production capabilities, relationships with customers, the implementation of the Company’s business and marketing strategies, competition, continued rising fuel and energy costs, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal work force, and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, and owned by Wasserstein & Co., LP, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David® brand, and premium rose plants, horticultural products and home and garden décor, marketed under the Jackson & Perkins® brand.

About Donald and Glenda Hachenberger

Donald and Glenda Hachenberger own several businesses in the horticultural industry, including Southern Sun, a technology company involved in plant propagation.

CONTACTS:

Company Contact	Media Contact	Investor Relations Contact
Steve O’Connell, CFO Harry & David Holdings, Inc. soconnell@harryanddavid.com (541) 864-2164	Bill Ihle, EVP Corp. Relations Harry & David Holdings, Inc. bihle@harryanddavid.com (541) 864-2145	John Mills/Christine Lumpkins Integrated Corporate Relations, Inc. jmills@icrinc.com clumpkins@icrinc.com (310) 954-1100

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